Exhibit 99.1

Michael McDonnell, Executive Vice President and Chief Financial Officer to Retire in February 2025

Robin Kramer, Chief Accounting Officer, to Succeed Him

CAMBRIDGE, Mass., Oct. 28, 2024 (GLOBE NEWSWIRE) – Biogen Inc. (Nasdaq: BIIB) today announced that Michael McDonnell, Biogen’s Executive Vice President and Chief Financial Officer, plans to retire from the company on February 28, 2025. Upon Mr. McDonnell’s retirement, Robin Kramer, currently Chief Accounting Officer at Biogen, will assume the role of Chief Financial Officer (CFO). In the coming weeks and months, Mr. McDonnell will work closely with Ms. Kramer to ensure a smooth transition.

Mr. McDonnell, who has served in his current role since August 2020, has been instrumental to repositioning Biogen towards the goal of returning to sustainable growth. He notably led a program to re-align the company’s cost structure to its revenue base and to redeploy capital in areas of potential growth. As part of these efforts, Mr. McDonnell played a pivotal role in recent strategic acquisitions of late-stage assets and in creating a culture of financial discipline and continuous improvement across the company.

“On behalf of the Board of Directors and our entire leadership team, I would like to extend our gratitude to Mike for his years of dedication to Biogen. In the two years we have worked together, Mike has demonstrated strong leadership during our Fit for Growth program, and he has been an important and valued counsel for me and our team” said Christopher A. Viehbacher, Biogen President and Chief Executive Officer.

“Mike leads a strong team, and I am pleased to be able to announce that Robin Kramer will succeed Mike as Executive Vice-President and CFO when Mike retires early next year. Her deep understanding of our business, coupled with her breadth of knowledge and leadership experience give me great confidence in her as our next CFO”, Viehbacher continued. “Robin will join the Executive Committee and work with our leadership team to build upon Biogen’s transformation and further advance our strategic vision.”

Ms. Kramer joined Biogen in 2018 and has served as Senior Vice President and Chief Accounting Officer since 2020. In this capacity, she has overseen key finance functions including Treasury. She is also responsible for global procurement and Biogen’s Global Business Services operations. She brings a strong track record of corporate financial and accounting experience across different industries, including biotechnology, and will continue to be a key contributor to the advancement of Biogen’s sustained performance. She has partnered with Mr. McDonnell and the rest of the leadership team on the company’s M&A strategy and other strategic growth initiatives. Ms. Kramer works closely with the Board of Directors and the Audit Committee.

“I am honored to assume the role of CFO as Biogen continues to execute on its strategic transformation for the benefit of our patients, partners, employees and shareholders,” said Ms. Kramer. “Mike has been a wonderful mentor to me the last few years, and I look forward to working with Chris, the Executive Committee and the Board as we continue to advance and deliver on the strategic and financial objectives, which we believe are core to Biogen’s next chapter of biotech leadership and our ability to create attractive returns for our shareholders.”

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Before joining Biogen, Ms. Kramer held senior finance roles at Hertz Global Holdings, Inc., Fisher Scientific International, Inc. and The Gillette Company, and was an audit partner at Deloitte & Touche LLP, Ernst & Young LLP and Arthur Andersen LLP. Ms. Kramer currently serves as Chair of the Board of Directors and Audit Committee of Armata Pharmaceuticals and serves on the Board of Directors and Finance Committee of the Center for Women and Enterprise. She holds a B.S.B.A. in Accounting from Salem State University and is a licensed CPA in the Commonwealth of Massachusetts.

“I am deeply grateful for my time at Biogen and for the company’s unwavering commitment to patients, which has profoundly impacted me. It has truly been a privilege serving as Biogen’s Chief Financial Officer,” said Mike McDonnell. “While I look forward to retirement and the opportunity to spend more time with my family, who have supported me throughout my career, I will miss working alongside my exceptional colleagues. I’m especially grateful to Robin Kramer for her partnership and congratulate her on her appointment as Biogen’s next CFO; I am confident she will excel in this role.”

About Biogen

Founded in 1978, Biogen is a leading biotechnology company that pioneers innovative science to deliver new medicines to transform patients’ lives and to create value for shareholders and our communities. We apply deep understanding of human biology and leverage different modalities to advance first-in-class treatments or therapies that deliver superior outcomes. Our approach is to take bold risks, balanced with return on investment to deliver long-term growth.

We routinely post information that may be important to investors on our website at www.biogen.com. Follow us on social media -Twitter, LinkedIn, Facebook, YouTube.

Biogen Safe Harbor

This news release contains forward-looking statements, including regarding the potential of Biogen’s commercial business and pipeline programs; the anticipated benefits and potential of investments, optimization of our cost structure, Biogen’s future strategic and financial results. These statements may be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “potential,” “will,” “would” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including without limitation unexpected concerns that may arise from additional data, analysis or results obtained during clinical studies; the occurrence of adverse safety events; risks of unexpected costs or delays; the risk of other unexpected hurdles; regulatory submissions may take longer or be more difficult to complete than expected; regulatory authorities may require additional information or further studies, or may fail or refuse to approve or may delay approval of Biogen’s drug candidates; actual timing and content of submissions to and decisions made by the regulatory authorities regarding our products or product candidates; uncertainty of success in the development and potential commercialization of the medicine; failure to protect and enforce Biogen’s data, intellectual property and other proprietary rights and uncertainties relating to intellectual property claims and challenges; product liability claims; and third party

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collaboration risks, results of operations and financial condition. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Biogen’s expectations in any forward-looking statement. Investors should consider this cautionary statement as well as the risk factors identified in Biogen’s most recent annual or quarterly report and in other reports Biogen has filed with the U.S. Securities and Exchange Commission. These statements speak only as of the date of this news release. Biogen does not undertake any obligation to publicly update any forward-looking statements.

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MEDIA CONTACT: Biogen Jack Cox + (210) 544-7920 public.affairs@biogen.com	INVESTOR CONTACT Biogen Stephen Amato +1 781 464 2442 IR@biogen.com

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